EXHIBIT 99.1

IA GLOBAL SUBSIDIARY, REX TOKYO, OPENS REGIONAL SALES OFFICE IN SOUTH JAPAN

BURLINGAME, CA  April 29, 2004/PRNewswire-FirstCall/ --

IA Global Inc. (Amex: IAO) announces the opening of a new sales office in Kyushu Japan for its Rex Tokyo subsidiary. The sales office is part of Rex Tokyo's expansion strategy. Approximately 15% of Rex Tokyo's revenues currently come from the Kyushu area, and we expect to build upon this with the opening of the new office.

Rex Tokyo is a supplier and maintenance contractor of parts to the Pachinko and slot machine gaming industry in Japan. They also provide regular machinery maintenance services. Rex Tokyo had revenues of $28 million for the fiscal year ended September 30, 2003.

The company's CEO, Alan Margerison, said, "We are pleased with this business expansion. Rex Tokyo is a leader in the supply, maintenance and fitting of machinery for the Japanese slot machine gaming industry. Adding a sales office in Kyushu will greatly strengthen our business in South Japan."

According to Hiroyuki Ejima, CEO of Rex Tokyo, "We plan to provide a high level of support to our customers through this local office. We are confident of increasing our market share in the Kyushu region, which is an important market for the Pachinko and slot machine gaming industry."

Mr. Shinsuke Miyamura will be the Director responsible for the management of the Kyushu office.

ABOUT IA GLOBAL INC.

IA Global, Inc. is a public holding company focused on acquiring companies that operate in the entertainment, media and technology areas. Through our 67% equity interest in Fan Club Entertainment Ltd., we provide advertising, merchandising, publishing, website and data management services to Cyberbred Ltd., which manages the fan club in Japan for Marvel Entertainment Inc. and Marvel Characters Inc. We have developed an Internet acceleration product and service and market these products and services through our joint venture company, QuikCAT Australia, in the Australia and New Zealand markets. We also recently acquired a 60.5% equity interest in Rex Tokyo Ltd., a supplier and maintenance contractor of parts to the Pachinko and slot machine gaming industry in Japan.

For further information, contact:
Mark Scott, CFO
IA Global Inc.
533 Airport Blvd. Suite 400
Burlingame CA. 94010
650-685-2402 (t)
650-685-2404 (f)
scott@iaglobalinc.com
www.iaglobalinc.com

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